Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE

For more information, contact:

Liz Bauer, Senior Vice President

(303) 804-4065

E-mail: liz_bauer@csgsystems.com

CSG SYSTEMS INTERNATIONAL, INC.

REVISES FINANCIAL GUIDANCE TO REFLECT STOCK-BASED

COMPENSATION EXPENSE RELATED TO THE

EMPLOYEE STOCK OPTION EXCHANGE PROGRAM;

GAAP EPS REVISED TO $0.77 TO $0.87

ENGLEWOOD, COLO. (November 18, 2003) - CSG Systems International, Inc., (NASDAQ: CSGS), announced revised financial guidance for the full-year 2004 to include the impact of the voluntary stock option exchange program for eligible employees announced earlier today in a separate press release. The impact to CSG’s fourth quarter 2003 guidance as a result of the exchange program is not expected to be significant.

“Our revised guidance assumes 100 percent of the stock options included in the exchange program are exchanged for restricted stock, “ Peter Kalan, chief financial officer, said. “If that were to happen, approximately 3.9 million shares of unexercised vested and unvested stock options would be voluntarily surrendered and approximately 1.3 million shares of restricted stock would be issued in return.”

CSG currently accounts for its stock-based compensation awards using the intrinsic value method in accordance with Accounting Principles Board (“APB”) No. 25, and related interpretations. However, CSG is currently evaluating the possibility of adopting the fair value method of accounting for stock-based compensation awards in accordance with Statement of Financial Accounting Standards (“SFAS”) No. 123, using the prospective adoption method as outlined in SFAS No. 148. Under either accounting method, CSG will recognize compensation expense related to the exchange over the three-year restricted stock’s vesting period. In determining its revised guidance for 2004, CSG has conservatively assumed that the restricted stock exchanged for the stock options will be accounted for in accordance with SFAS No. 123.

The impact to the guidance for the full-year 2004 is summarized as follows:

•	Revenue is expected to remain in the $520 million to $535 million range.

•	Earnings per diluted share prior to this change was expected to be between $0.90 to $1.00, which included certain non-cash items associated with the amortization of intangible assets of $20 million or $0.24 per diluted share, depreciation expense of $18 million or $0.22 per diluted share and stock-based compensation expense of approximately $3 million or $0.04 per diluted share.

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CSG Systems International, Inc.

November 18, 2003

•	Stock-based compensation expense for 2004 related to this exchange program and the adoption of SFAS No. 123 is expected to be approximately $11 million or $0.13 per diluted share. As a result, total stock-based compensation expense for 2004 will be approximately $14 million, including the $3 million mentioned above.

•	As a result of the exchange program, earnings per diluted share has been revised to $0.77 to $0.87, from the previous guidance of $0.90 to $1.00.

•	Since the stock-based compensation expense is a non-cash expense item, CSG’s expected cash flow from operations of $80 million to $100 million is unaffected by the exchange program.

Kalan reiterated that the new guidance includes the following:

•	The effect of the exchange program has an insignificant impact on diluted shares in 2004, and as a result, expected outstanding diluted shares remain the same as CSG’s previous guidance at 53.0 million shares;

•	An estimated effective income tax rate of 38 percent;

•	No restructuring charges are included in the 2004 financial guidance as they cannot be estimated at this time.

Additional Information

For additional information about CSG, please visit CSG’s web site at www.csgsystems.com.

About CSG Systems International

Headquartered in Englewood, Colorado, CSG Systems International (NASDAQ: CSGS) and its wholly owned subsidiaries serve more than 265 service providers in more than 40 countries. CSG is a leader in next-generation billing and customer care solutions for the cable television, direct broadcast satellite, advanced IP services, next generation mobile, and fixed wireline markets. CSG’s unique combination of proven and future-ready solutions, delivered in both outsourced and licensed formats, empowers its clients to deliver unparalleled customer service, improve operational efficiencies and rapidly bring new revenue-generating products to market. CSG is an S&P Midcap 400 company. For more information, visit our Web site at www.csgsystems.com.

This news release contains forward-looking statements as defined under the Securities Act of 1933, as amended, that are based on assumptions about a number of important factors and involve risks and uncertainties that could cause actual results to differ materially from what appears in this news release. These factors include, but are not limited to, CSG’s ability to continue to perform satisfactorily under the terms of its existing contract with Comcast, as well as the level of cooperation between CSG and Comcast on the opportunities and obligations presented by the contract. Further, should Comcast terminate the Master Subscriber Agreement unilaterally and only be liable to CSG for contract damages in the amount of $44 million, it would have a material adverse impact on the financial condition of CSG and its overall future operations. Additional risk factors include: 1) the continued acceptance of CSG CCS/BP, CSG Kenan FX and their related products and services; 2) CSG’s ability to enhance current products and develop new technology that will retain existing clients and capture new market share; 3) significant forays into new markets, which may prove costly and unprofitable; 4) the degree to which CSG’s expectations of market penetration and consumer acceptance of broadband, wireline and wireless services prove true — and even if realized, CSG’s ability to meet the billing and customer care needs of that market; 5) client consolidation, which has decreased the number of potential buyers for many of CSG’s products and services; 6) CSG’s ability to expand and effectively operate its business internationally; 7) CSG’s ability to renew software maintenance contracts and sell additional software products and services to existing and new clients, both domestically and internationally; 8) CSG’s ability to successfully deliver on lengthy and/or complex implementation projects, which by their nature, carry much more risk; 9) CSG’s ability to properly manage its international operations, which are much more complex and carry higher collections risk; 10) should CSG’s lenders demand payment of the entire outstanding loan balance on its existing credit facility as a result of CSG being in default of its credit agreement, and should CSG be unable to secure alternative sources of funding, CSG would be unable to repay the entire outstanding loan balance and fund ongoing operations; and 11) CSG’s ability to implement a cost reduction program, with a risk of material restructuring charges, that achieves the expected savings over the next five quarters while simultaneously not jeopardizing its revenue opportunities. This list is not exhaustive and readers are encouraged to review the additional risks and important factors described in CSG’s reports on Forms 10-K and 10-Q and other filings made with the SEC.